As filed with the Securities and Exchange Commission on March 9, 2021

Registration Statement No. 333-246071

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

REGISTRATION STATEMENT

UNDER

SCHEDULE B

OF

THE SECURITIES ACT OF 1933

THE KOREA DEVELOPMENT BANK

(Name of Registrant)

THE REPUBLIC OF KOREA

(Name of Co-Registrant and Guarantor)

Names and Addresses of Authorized Representatives in the United States:

Byung Soo Kim or Ki Cheon Chang	Minsik Shin
Duly Authorized Representatives of The Korea Development Bank 320 Park Avenue, 32nd Floor New York, NY 10022	Duly Authorized Representative of The Republic of Korea 460 Park Avenue, 9th Floor New York, NY 10022

Copies to:

Jinduk Han, Esq.

Cleary Gottlieb Steen & Hamilton LLP

c/o 19F, Ferrum Tower

19, Eulji-ro 5-gil, Jung-gu

Seoul 04539, The Republic of Korea

The securities registered hereby will be offered on a delayed or continuous basis pursuant to the procedures set forth in Securities Act Release Nos. 33-6240 and 33-6424.

This Post-Effective Amendment No. 3 is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 3 to the registrant’s Registration Statement under Schedule B (File No. 333-246071), declared effective by the Securities and Exchange Commission on August 25, 2020, is being filed solely for the purpose of filing Exhibits M-7 and M-8 to such Registration Statement pursuant to Rule 462(d) under the Securities Act. This Post-Effective Amendment No. 3 is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended. No changes or additions are being made hereby to the Prospectus which forms part of such Registration Statement.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 11.	Estimated Expenses.*

It is estimated that our expenses in connection with the sale of the debt securities, warrants and guarantees hereunder, exclusive of compensation payable to underwriters and agents, will be as follows:

SEC Registration Fee	US$	973,500
Printing Costs		250,000
Legal Fees and Expenses		450,000
Fiscal Agent Fees and Expenses		50,000
Blue Sky Fees and Expenses		50,000
Rating Agencies’ Fees		350,000
Miscellaneous (including amounts to be paid to underwriters in lieu of reimbursement of certain expenses)		600,000

Total	US$	2,723,500

*	Based on three underwritten offerings of the debt securities.

UNDERTAKINGS

The Registrants hereby undertake:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser;

(i)	Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

CONTENTS

This Registration Statement is comprised of:

(1)	Facing Sheet.

(2)	Explanatory Note.

(3)	Part I, consisting of the Prospectus.

(4)	Part II, consisting of pages II-1 to II-9.

(5)	The following Exhibits:

A-1	-	Form of Underwriting Agreement Standard Terms, incorporated herein by reference to Exhibit A to the Registration Statement of The Korea Development Bank (No. 33-38873).

B-1	-	Form of Fiscal Agency Agreement, including forms of Debt Securities, incorporated herein by reference to Exhibit B-1 to the Registration Statement of The Korea Development Bank (No. 33-44818).

B-2	-	Form of global Debt Security that bears interest at a fixed rate, incorporated herein by reference to Exhibit B-2 to the Registration Statement of The Korea Development Bank (No. 33-156305).

B-3	-	Form of Amendment No. 1 to Fiscal Agency Agreement, incorporated herein by reference to Exhibit B-3 to the Registration Statement of The Korea Development Bank (No. 333-111608).

C-1	-	Form of Warrant Agreement, including form of Warrants.*

C-2	-	Form of Guarantee Agreement, including form of Guarantees, incorporated herein by reference to Exhibit C-2 to the Registration Statement of The Korea Development Bank (No. 333-97299).

C-3	-	Form of Solicitation Indemnification Agreement, incorporated herein by reference to Exhibit C-3 to the Registration Statement of The Korea Development Bank (No. 333-97299).

D-1	-	Consent of the Chief Executive Officer & Chairman of The Korea Development Bank (included on page II-5).

D-2	-	Power of Attorney of the Chief Executive Officer & Chairman of The Korea Development Bank, incorporated herein by reference to Exhibit D-2 to the Registration Statement of The Korea Development Bank (No. 333-217914).

E-1	-	Consent of the Minister of Economy and Finance of The Republic of Korea (included on Page II-6).

E-2	-	Power of Attorney of the Minister of Economy and Finance of The Republic of Korea, incorporated herein by reference to Exhibit E-2 to the Registration Statement of The Korea Development Bank (No. 333-156305).

F	-	Consent of Nexia Samduck.**

G-1	-	Letter appointing certain persons as authorized agents of The Korea Development Bank in the United States, incorporated herein by reference to Exhibit G-1 to the Registration Statement of The Korea Development Bank (No. 333-217914).

G-2	-	Letter appointing authorized agents of The Republic of Korea in the United States (included in Exhibit E-2).

H	-	The Korea Development Bank Act.**

I	-	The Enforcement Decree of The Korea Development Bank Act.**

J	-	The Articles of Incorporation of The Korea Development Bank.**

K-1	-	Form of Prospectus Supplement relating to The Korea Development Bank’s Medium-Term Notes, Series C, Due Not Less Than Nine Months From Date of Issue (the “Series C Notes”), incorporated herein by reference to Exhibit K-1 to the Registration Statement of The Korea Development Bank (No. 333-6866).

K-2	-	Form of Supplement to the Prospectus Supplement relating to the Korea Development Bank’s Series C Notes, incorporated herein by reference to Exhibit K-2 to the Registration Statement of The Korea Development Bank (No. 333-6866).

L	-	Form of Distribution Agreement between The Korea Development Bank and the Agents named therein relating to the offer or sale from time to time of the Series C Notes, incorporated herein by reference to Exhibit L to the Registration Statement of The Korea Development Bank (No. 333-6866).

M-1	-	Opinion (including consent) of Cleary Gottlieb Steen & Hamilton LLP, c/o 19F, Ferrum Tower, 19, Eulji-ro 5-gil, Jung-gu, Seoul 04539, The Republic of Korea, United States counsel to The Korea Development Bank, in respect of the legality of the Debt Securities (with or without Warrants).**

M-2	-	Opinion (including consent) of HMP LAW, 9F, Shinhan Bank Building 20, Sejong-daero 9-gil, Jung-gu, Seoul, Korea, Korean counsel to The Korea Development Bank, in respect of the legality of the Debt Securities (with or without Warrants) and the Guarantees to be issued by The Republic of Korea.**

M-3	-	Opinion (including consent) of Cleary Gottlieb Steen & Hamilton LLP, c/o 19F, Ferrum Tower, 19, Eulji-ro 5-gil, Jung-gu, Seoul 04539, The Republic of Korea, United States counsel to The Korea Development Bank, in respect of the legality of The Korea Development Bank’s US$500,000,000 0.500% Notes due 2023 and US$500,000,000 0.800% Notes due 2026.**

M-4	-	Opinion (including consent) of Lee & Ko, 18F Hanjin Building, 63 Namdaemun-ro, Jung-gu, Seoul 04532, The Republic of Korea, Korean counsel to The Korea Development Bank, in respect of the legality of The Korea Development Bank’s US$500,000,000 0.500% Notes due 2023 and US$500,000,000 0.800% Notes due 2026.**

M-5	-	Opinion (including consent) of Cleary Gottlieb Steen & Hamilton LLP, c/o 19F, Ferrum Tower, 19, Eulji-ro 5-gil, Jung-gu, Seoul 04539, The Republic of Korea, United States counsel to The Korea Development Bank, in respect of the legality of The Korea Development Bank’s US$700,000,000 0.400% Notes due 2024, US$500,000,000 0.800% Notes due 2026 and US$300,000,000 1.625% Notes due 2031.**

M-6	-	Opinion (including consent) of Bae, Kim & Lee LLC, c/o Tower B, Centropolis, 26 Ujeongguk-ro, Jongno-gu, Seoul 03161, The Republic of Korea, Korean counsel to The Korea Development Bank, in respect of the legality of The Korea Development Bank’s US$700,000,000 0.400% Notes due 2024, US$500,000,000 0.800% Notes due 2026 and US$300,000,000 1.625% Notes due 2031.**

M-7	-	Opinion (including consent) of Cleary Gottlieb Steen & Hamilton LLP, c/o 19F, Ferrum Tower, 19, Eulji-ro 5-gil, Jung-gu, Seoul 04539, The Republic of Korea, United States counsel to The Korea Development Bank, in respect of the legality of The Korea Development Bank’s US$400,000,000 0.400% Notes due 2024, US$500,000,000 1.000% Notes due 2026 and US$300,000,000 Floating Rate Notes due 2024.

M-8	-	Opinion (including consent) of Kim & Chang, c/o 39, Sajik-ro 8-gil, Jongno-gu, Seoul 03170, The Republic of Korea, Korean counsel to The Korea Development Bank, in respect of the legality of The Korea Development Bank’s US$400,000,000 0.400% Notes due 2024, US$500,000,000 1.000% Notes due 2026 and US$300,000,000 Floating Rate Notes due 2024.

N-1	-	Form of the Series C Note that bears interest at a fixed rate, incorporated herein by reference to Exhibit N-1 to the Registration Statement of The Korea Development Bank (No. 333-6866).

N-2	-	Form of the Series C Note that bears interest at a floating rate, incorporated herein by reference to Exhibit N-2 to the Registration Statement of The Korea Development Bank (No. 333-6866).

O	-	Form of Calculation Agency Agreement between The Korea Development Bank and the calculation agent named therein relating to the Series C Notes that bear interest at a floating rate, incorporated herein by reference to Exhibit O to the Registration Statement of The Korea Development Bank (No. 333-6866).

*	May be filed by amendment.
**	Previously filed.

SIGNATURE OF THE KOREA DEVELOPMENT BANK

Pursuant to the requirements of the Securities Act of 1933, as amended, The Korea Development Bank has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Seoul, The Republic of Korea, on the 9th day of March 2021.

THE KOREA DEVELOPMENT BANK

By:	DONG GULL LEE*†
Chief Executive Officer & Chairman

†By:	/S/ CHANG HOON LEE
Chang Hoon Lee
(Attorney-in-fact)

*	Consent is hereby given to use of his name in connection with the information specified in this Registration Statement or amendment thereto to have been supplied by him and stated on his authority.

SIGNATURE OF THE REPUBLIC OF KOREA

Pursuant to the requirements of the Securities Act of 1933, as amended, The Republic of Korea has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, New York, on the 9th day of March 2021.

THE REPUBLIC OF KOREA

By:	NAM-KI HONG*†
Minister of Economy and Finance

†By:	/S/ MINSIK SHIN
Minsik Shin
(Attorney-in-fact)

*	Consent is hereby given to use of his name in connection with the information specified in this Registration Statement or amendment thereto to have been supplied by him and stated on his authority.

SIGNATURE OF AUTHORIZED REPRESENTATIVE

OF THE KOREA DEVELOPMENT BANK

Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative in the United States of The Korea Development Bank, has signed this Registration Statement or amendment thereto in The City of New York, New York, on the 9th day of March 2021.

†By:	/s/ BYUNG SOO KIM
Byung Soo Kim

New York Branch
The Korea Development Bank

SIGNATURE OF AUTHORIZED REPRESENTATIVE

OF THE KOREA DEVELOPMENT BANK

Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative in the United States of The Korea Development Bank, has signed this Registration Statement or amendment thereto in The City of New York, New York, on the 9th day of March 2021.

†By:	/s/ KI CHEON CHANG
Ki Cheon Chang

New York Branch
The Korea Development Bank

SIGNATURE OF AUTHORIZED REPRESENTATIVE

OF THE REPUBLIC OF KOREA

Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative in the United States of The Republic of Korea, has signed this Registration Statement or amendment thereto in The City of New York, New York, on the 9th day of March 2021.

†By:	/S/ MINSIK SHIN
Minsik Shin

Financial Attaché
Korean Consulate General in New York

EXHIBIT INDEX

A-1	-	Form of Underwriting Agreement Standard Terms, incorporated herein by reference to Exhibit A to the Registration Statement of The Korea Development Bank (No. 33-38873).

B-1	-	Form of Fiscal Agency Agreement, including forms of Debt Securities, incorporated herein by reference to Exhibit B-1 to the Registration Statement of The Korea Development Bank (No. 33-44818).

B-2	-	Form of global Debt Security that bears interest at a fixed rate, incorporated herein by reference to Exhibit B-2 to the Registration Statement of The Korea Development Bank (No. 33-156305).

B-3	-	Form of Amendment No. 1 to Fiscal Agency Agreement, incorporated herein by reference to Exhibit B-3 to the Registration Statement of The Korea Development Bank (No. 333-111608).

C-1	-	Form of Warrant Agreement, including form of Warrants.*

C-2	-	Form of Guarantee Agreement, including form of Guarantees, incorporated herein by reference to Exhibit C-2 to the Registration Statement of The Korea Development Bank (No. 333-97299).

C-3	-	Form of Solicitation Indemnification Agreement, incorporated herein by reference to Exhibit C-3 to the Registration Statement of The Korea Development Bank (No. 333-97299).

D-1	-	Consent of the Chief Executive Officer & Chairman of The Korea Development Bank (included on page II-5).

D-2	-	Power of Attorney of the Chief Executive Officer & Chairman of The Korea Development Bank, incorporated herein by reference to Exhibit D-2 to the Registration Statement of The Korea Development Bank (No. 333-217914).

E-1	-	Consent of the Minister of Economy and Finance of The Republic of Korea (included on Page II-6).

E-2	-	Power of Attorney of the Minister of Economy and Finance of The Republic of Korea, incorporated herein by reference to Exhibit E-2 to the Registration Statement of The Korea Development Bank (No. 333-156305).

F	-	Consent of Nexia Samduck.**

G-1	-	Letter appointing certain persons as authorized agents of The Korea Development Bank in the United States, incorporated herein by reference to Exhibit D-2 to the Registration Statement of The Korea Development Bank (No. 333-217914).

G-2	-	Letter appointing authorized agents of The Republic of Korea in the United States (included in Exhibit E-2).

H	-	The Korea Development Bank Act.**

I	-	The Enforcement Decree of The Korea Development Bank Act.**

J	-	The Articles of Incorporation of The Korea Development Bank.**

K-1	-	Form of Prospectus Supplement relating to The Korea Development Bank’s Medium-Term Notes, Series C, Due Not Less Than Nine Months From Date of Issue (the “Series C Notes”), incorporated herein by reference to Exhibit K-1 to the Registration Statement of The Korea Development Bank (No. 333-6866).

K-2	-	Form of Supplement to the Prospectus Supplement relating to the Korea Development Bank’s Series C Notes, incorporated herein by reference to Exhibit K-2 to the Registration Statement of The Korea Development Bank (No. 333-6866).

L	-	Form of Distribution Agreement between The Korea Development Bank and the Agents named therein relating to the offer or sale from time to time of the Series C Notes, incorporated herein by reference to Exhibit L to the Registration Statement of The Korea Development Bank (No. 333-6866).

M-1	-	Opinion (including consent) of Cleary Gottlieb Steen & Hamilton LLP, c/o 19F, Ferrum Tower, 19, Eulji-ro 5-gil, Jung-gu, Seoul 04539, The Republic of Korea, United States counsel to The Korea Development Bank, in respect of the legality of the Debt Securities (with or without Warrants).**

M-2	-	Opinion (including consent) of HMP LAW, 9F, Shinhan Bank Building 20, Sejong-daero 9-gil, Jung-gu, Seoul, Korea, Korean counsel to The Korea Development Bank, in respect of the legality of the Debt Securities (with or without Warrants) and the Guarantees to be issued by The Republic of Korea.**

M-3	-	Opinion (including consent) of Cleary Gottlieb Steen & Hamilton LLP, c/o 19F, Ferrum Tower, 19, Eulji-ro 5-gil, Jung-gu, Seoul 04539, The Republic of Korea, United States counsel to The Korea Development Bank, in respect of the legality of The Korea Development Bank’s US$500,000,000 0.500% Notes due 2023 and US$500,000,000 0.800% Notes due 2026.**

M-4	-	Opinion (including consent) of Lee & Ko, 18F Hanjin Building, 63 Namdaemun-ro, Jung-gu, Seoul 04532, The Republic of Korea, Korean counsel to The Korea Development Bank, in respect of the legality of The Korea Development Bank’s US$500,000,000 0.500% Notes due 2023 and US$500,000,000 0.800% Notes due 2026.**

M-5	-	Opinion (including consent) of Cleary Gottlieb Steen & Hamilton LLP, c/o 19F, Ferrum Tower, 19, Eulji-ro 5-gil, Jung-gu, Seoul 04539, The Republic of Korea, United States counsel to The Korea Development Bank, in respect of the legality of The Korea Development Bank’s US$700,000,000 0.400% Notes due 2024, US$500,000,000 0.800% Notes due 2026 and US$300,000,000 1.625% Notes due 2031.**

M-6	-	Opinion (including consent) of Bae, Kim & Lee LLC, c/o Tower B, Centropolis, 26 Ujeongguk-ro, Jongno-gu, Seoul 03161, The Republic of Korea, Korean counsel to The Korea Development Bank, in respect of the legality of The Korea Development Bank’s US$700,000,000 0.400% Notes due 2024, US$500,000,000 0.800% Notes due 2026 and US$300,000,000 1.625% Notes due 2031.**

M-7	-	Opinion (including consent) of Cleary Gottlieb Steen & Hamilton LLP, c/o 19F, Ferrum Tower, 19, Eulji-ro 5-gil, Jung-gu, Seoul 04539, The Republic of Korea, United States counsel to The Korea Development Bank, in respect of the legality of The Korea Development Bank’s US$400,000,000 0.400% Notes due 2024, US$500,000,000 1.000% Notes due 2026 and US$300,000,000 Floating Rate Notes due 2024.

M-8	-	Opinion (including consent) of Kim & Chang, c/o 39, Sajik-ro 8-gil, Jongno-gu, Seoul 03170, The Republic of Korea, Korean counsel to The Korea Development Bank, in respect of the legality of The Korea Development Bank’s US$400,000,000 0.400% Notes due 2024, US$500,000,000 1.000% Notes due 2026 and US$300,000,000 Floating Rate Notes due 2024.

N-1	-	Form of the Series C Note that bears interest at a fixed rate, incorporated herein by reference to Exhibit N-1 to the Registration Statement of The Korea Development Bank (No. 333-6866).

N-2	-	Form of the Series C Note that bears interest at a floating rate, incorporated herein by reference to Exhibit N-2 to the Registration Statement of The Korea Development Bank (No. 333-6866).

O	-	Form of Calculation Agency Agreement between The Korea Development Bank and the calculation agent named therein relating to the Series C Notes that bear interest at a floating rate, incorporated herein by reference to Exhibit O to the Registration Statement of The Korea Development Bank (No. 333-6866).

*	May be filed by amendment.
**	Previously filed.